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                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,    |
|                                                   | Requiring        |                                       | Date of Original  |
|  Baring               Oliver                      | Statement        |Crown Resources Corporation       CRRS | (Month/Day/Year)  |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                   |
|                                                   |                  |5 Relationship of Reporting            |-------------------|
|  Devon House 12-15 Dartmouth Street               |    10/19/2001    | Person(s) to Issuer                   |7 Individual or    |
|                     (Street1)                     |------------------|         (Check all applicable)        | Joint/Group Filing|
|                                                   |3 IRS Identifica- | (   ) Director        (   ) 10% Owner | (Check Applicable)|
|  London England SW1 H9BL                          | tion Number of   |                                       | Form filed by:    |
|                     (Street2)                     | Reporting Person,| (   ) Officer         ( X ) Other     | (X) One Reporting |
|                                                   | if an entity     | (Give Title below)    (Specify below) |     Person        |
|  London                      CO        00000      |   (Voluntary)    |                                       | ( ) More Than One |
| (City)                     (State)     (Zip)      |                  |  Investor                             |   Reporting Person|
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                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)             |
|                                                  |    (Instruction 4)   | Indirect (I) |                                         |
|                                                  |                      |   (Instr 5)  |                                         |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|
| NONE                                             |                      |              |                                         |
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                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect |
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial Ownership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5)  |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                     |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                     |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                     |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                     |
|                              | cisable | Date    |                          |of Shares|          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
| 10% Convertible Notes        | 10/19/01| 10/19/06| Common Stock, $0.01 par  |   714286|    $0.35 |    D    |                     |
|                              |         |         | value                    |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
| Warrant                      | 10/19/01| 10/19/06| Common Stock, $0.01 par  |   714286|    $0.75 |    D    |                     |
|                              |         |         | value                    |         |          |         |                     |
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Explanation of Responses:



                                                                          Oliver Baring                                 Oct 22, 2002
                                                                          ____________________________________________  ____________
                                                                            **  Signature of Reporting Person               Date

*   If the form is filed by more than one reporting person, see Instruction 5(b)(v).
**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                                                    SEC 1473 (09-02)
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